Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of February 25, 2012 (the “Effective Date”) by and among William Lyon Homes, a Delaware corporation (“Parent”), William Lyon Homes, Inc., a California corporation (the “Company”), and General William Lyon, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

A. Executive currently holds the positions of Chairman of the Board of Directors and Chief Executive Officer of the Company. Executive also holds the position of Chairman of the Board of Directors of Parent.

B. The Company, Parent and Executive have agreed to enter into this Employment Agreement pursuant to which Executive shall continue to serve as Chairman and Chief Executive Officer of the Company.

C. The Company is a wholly-owned subsidiary of Parent.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1 Employment. The Company agrees to continue to engage Executive in the capacity as Chairman and Chief Executive Officer of the Company, and Executive hereby accepts such engagement by the Company upon the terms and conditions specified below.

1.2 Term. The term of Executive’s employment by the Company shall commence on the Effective Date and terminate and expire on December 31, 2014. Notwithstanding the foregoing, Executive’s employment hereunder may be terminated earlier in accordance with the provisions of Article 6. The term of Executive’s employment hereunder is hereinafter referred to as the “Term.”

ARTICLE 2

DUTIES OF EMPLOYEE

2.1 Duties. During the Term, Executive shall serve as Chairman of the Board of Directors and Chief Executive Officer. In such capacity, Executive shall have the duties, functions, responsibilities, and authority customarily appertaining to that position, subject to the control and supervision of the Parent’s Board of Directors (the “Board of Directors” or “Board”), and such other executive duties consistent with the foregoing as may be assigned to him from time to time by the Board of Directors. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of the Company. Executive shall, at all times perform such services in compliance with, and to the extent of his authority, shall to the best of his ability cause the Company to be in compliance with, any and all laws, rules and regulations applicable to the Company of which Executive is aware. Executive may rely on the advice of the Company’s outside lawyers in connection with such matters. Executive may also rely on the advice of financial advisors and other professional advisors and consultants in discharging Executive’s duties hereunder. Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.

2.2 Location of Services. Executive’s principal place of employment shall be at the Company’s headquarters at 4490 Von Karman Avenue, Newport Beach, California, or any such location as shall be designated by the Board of Directors. Executive understands he will be required to travel to the Company’s various operations as part of his employment.

2.3 Exclusive Service. Except as otherwise expressly provided herein, Executive shall devote his entire business time, attention, energies, skills, learning and best efforts to the business of the Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations so long as such participation does not materially interfere with the duties and obligations of Executive hereunder. Subject to the Company’s Conflict of Interest Executive Officer and Key Executive Supplement, this Section 2.3 shall not be construed to prevent Executive from making passive outside investments or from participating in the business of, or making investments in, Lyon Management Group, Inc. and/or Lyon Capital Ventures, LLC and their affiliates so long as such investments and activities do not require material time of Executive or otherwise interfere with the performance of Executive’s duties and obligations hereunder.

ARTICLE 3

COMPENSATION

3.1 Salary. In consideration for Executive’s services hereunder, the Company shall pay Executive an annual salary, effective as of February 25, 2012 at the rate of not less than $1,000,000 per year during the Term, payable in accordance with the Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings). The annual salary shall be reviewed by the Compensation Committee of the Board no less frequently than annually and may be increased (but not decreased) at the discretion of the Board. If Executive’s annual salary is increased, the increased amount shall not be reduced for the remainder of the Term.

3.2 Bonus. Executive shall be entitled to earn a cash bonus for the Company’s 2012 fiscal year during the Term equal to up to 50% of Executive’s annual salary for such fiscal year as determined by the Compensation Committee (as defined below) of the Board as follows: 75% of any bonus earned shall be paid no later than February 28, 2013, and the remaining 25% of such bonus shall be paid in 2014 but no later than February 28, 2014. Executive shall be entitled to earn cash bonuses for the 2013 and 2014 fiscal years during the Term under the senior executive bonus program established by a three-member compensation committee of the Board consisting of two independent directors and one director appointed by the holders of the Class A Common Stock of the Company (the “Compensation Committee”), and shall participate at a level commensurate with his position as the Chairman and Chief Executive Officer of the Company, as follows: (i) for the 2013 fiscal year, 75% of any bonus earned for a fiscal year shall be paid no later than February 28, 2014, and the remaining 25% of such bonus shall be paid in 2015 but no later than February 28, 2015; and (ii) for the 2014 fiscal year, Executive’s annual bonus shall be paid in full no later than February 28, 2015.

ARTICLE 4

EMPLOYEE BENEFITS

4.1 Vacation. In accordance with the general policies of the Company applicable to other senior executives, as such policies may change from time to time, Executive shall be entitled to not less than four (4) weeks of vacation each calendar year, without reduction in compensation. Except as otherwise limited by the general policies of the Company, as such policies may change from time to time, any accrued vacation that is unused during the Term may be carried forward to and used in subsequent years.

4.2 Company Executive Benefits. Executive shall receive all group insurance and pension plan benefits and any other benefits on the same basis as they are available generally to senior management of the Company under the Company personnel policies in effect from time to time. Executive shall also be entitled to a monthly automobile allowance of $400, payable in accordance with the Company’s regular payroll schedule from time to time.

4.3 Indemnification. Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law pursuant to the Company’s indemnification policy, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Executive for his acts during the Term. In addition, the Company shall cause Executive to be covered by the current policies of directors and officers liability insurance covering directors and officers of the Company, copies of which have been provided to Executive, in accordance with their terms, to the maximum extent of the coverage available for any director or officer of the Company. The

Company shall use commercially reasonable efforts to cause the current policies of directors and officers liability insurance covering directors and officers of the Company to be maintained throughout the Term and for such period thereafter as may be necessary to continue to cover acts of Executive during the Term (provided that the Company may substitute therefor, or allow to be substituted therefor, policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect). In the event of any merger or other acquisition of the Company, the Company shall no later than immediately prior to consummation of such transaction purchase the longest applicable “tail” coverage available under the directors and officers liability insurance in effect at the time of such merger or acquisition.

ARTICLE 5

REIMBURSEMENT FOR EXPENSES

5.1 Reimbursement. Executive shall be reimbursed by the Company for all reasonable ordinary and necessary expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of the Company in accordance with the policies of the Company in effect from time to time. Executive shall keep accurate and complete records of all such expenses, including but not limited to, proof of payment and purpose. Executive shall account fully for all such expenses to the Company.

ARTICLE 6

TERMINATION

6.1 Termination for Cause. The Company shall have the right to terminate Executive’s employment by giving written notice of such termination to Executive, without further obligation or liability to Executive, if Executive is (i) convicted of, or pleads guilty to, a felony or a crime involving acts of moral turpitude, (ii) commits an act of fraud, misrepresentation, embezzlement or other acts of material or willful misconduct against the Company that would make the continuance of his employment by the Company materially detrimental to the Company, as determined by the Board in its reasonable discretion, or (iii) is grossly negligent in the performance of his duties to the Company and such negligent performance is not cured within thirty (30) days after written notice thereof by the Company, each such event constituting termination for cause (“Cause”).

6.2 Termination by Executive for Good Reason. Executive may terminate his employment under this Agreement on thirty (30) days prior written notice to the Company for good reason (“Good Reason”). For purposes of this Agreement, “Good Reason” shall mean and be limited to (a) a material breach of this Agreement by the Company (including without limitation any termination or constructive termination of Executive by the Company in breach of the Agreement, or any material reduction in (i) the compensation provided in Article 3 of this Agreement, or (ii) the title, positions, responsibilities, authority or duties of Executive) as provided in Article 2 of this Agreement, and the failure of the Company to remedy such breach within ten (10) days after written notice, (b) the Company or Parent, except by reason of business loss or business failure, ceases to acquire or develop land, suffers material changes in its lines of business, or directly or indirectly engages or invests in new business activities (outside of its current lines of business, including the design, construction or sale of single family homes) that directly compete with Lyon Management Group, Inc. and/or Lyon Capital Ventures, LLC and their affiliates in the geographic areas in which they do business, (c) any relocation of Executive’s or the Company’s principal place of business outside of Orange County (without Executive’s consent), or (d) a Change of Control. For purposes of this Agreement, a Change of Control shall mean:

(i)	Consummation of a reorganization, merger, consolidation or a sale or other disposition of all or substantially all of the assets of the Parent or the Company at a discount (each a “Business Combination”), in each case, unless following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of (A) the then-outstanding stock of the Parent or the Company, as applicable or (B) the combined voting power of the then outstanding voting securities of the Parent or the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company); provided, however, the consummation of an initial public offering of common stock of Parent pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, shall not constitute a “Change of Control”; or

(ii)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing definition of a “Change of Control,” the acquisition of more than 50% of the voting securities of the Company or the Parent (or any successor) by (A) holders of the Company’s currently outstanding senior notes in a consensual transaction proposed or approved by the Company or (B) the Lyon Group shall not constitute a “Change of Control.”

6.3 Effectiveness on Notice. Any termination under this Section 6 shall be effective upon receipt of written notice by Executive or the Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Company or Executive in such written notice (the “Termination Date”).

6.4 Effect of Termination.

6.4.1 Payment of Salary and Expenses upon Termination for Cause. If this Agreement is terminated for Cause or if this Agreement is terminated by Executive for any reason other than Good Reason or for no reason whatsoever, all benefits provided to

Executive by the Company hereunder shall thereupon cease and the Company shall pay or cause to be paid to Executive within thirty (30) days of the Termination Date all accrued but unpaid salary and vacation benefits. In addition, promptly upon submission by Executive of his unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made in accordance with Article 8 below. If the Agreement is terminated for Cause or by the Executive for any reason other than Good Reason or for no reason whatsoever, Executive shall not be entitled to receive any payments other than as specified in this Section 6.4.1.

6.4.2 Termination Without Cause or for Good Reason. Subject to Section 6.4.2(d) below, if (i) the Company terminates the employment of Executive without Cause or (ii) Executive terminates his employment for Good Reason no later than 90 days after the last event comprising or contributing to Good Reason and during the Term of this Agreement, Executive shall be entitled to receive the payments and benefits described in Sections 6.4.2(a), (b) and (c) at the dates specified therein:

(a)	Within ten (10) days after the Termination Date (provided that in the event that such ten-day period begins in one taxable year and ends in the subsequent taxable year for the Executive, payment shall be made in the subsequent taxable year on or prior to the end of the ten-day period), the Company shall pay to Executive a lump-sum payment equal to (i) the amount of Executive’s annual salary hereunder for the greater of the remainder of the Term from the Termination Date or eighteen (18) months, plus (ii) any deferred bonuses earned by Executive but not paid by the Company as of the Termination Date, less any required deductions for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings, including benefit deductions.

(b)	By the date which is sixty (60) days after the end of the fiscal year in which the Termination Date occurs, the Company shall pay to Executive the entire amount of the bonus (with no deferral and as determined under Section 3.2 above) that Executive would have been entitled to receive for the fiscal year in which the Termination Date occurs as if Executive had not terminated his employment with the Company.

(c)

In the event Executive timely makes an election under Sections 601 through 607 of Executive Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify to continue to receive health benefits coverage for Executive and his dependents under the same plan(s) or arrangement(s) under which Executive was covered immediately before his termination of employment, as such plan(s) or arrangement(s) provided by the Company or any of its subsidiaries thereafter may change or be amended from time to time, for until the earlier of (i) the later of (A) the date that is six (6) months after the Termination Date or (B) the expiration of the Term, or (ii) the date Executive becomes covered under any other group health plan or group disability plan (as the case may be) not maintained by the Company or any of its subsidiaries, the Company shall reimburse Executive for all payments made by Executive for such COBRA benefits; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, the Company shall continue to reimburse Executive for COBRA payments with respect to such pre-existing condition until the earlier of (A) the date that such exclusion under such other group health plan lapses or expires or (B) the period described in clause (i) of this Section 6.4.2(c).

(d)	Executive shall not be entitled to receive the payments described in Section 6.4.2 unless Executive delivers a comprehensive release to the Company, on terms and conditions reasonably satisfactory to the Company.

6.4.3 Termination for Death or Disability. If Executive dies or becomes disabled during the Term of this Agreement, Executive shall be entitled to receive the payments and benefits described in Sections 6.4.3(a) and (b) at the dates specified therein:

(a)	Within ten (10) days after the Termination Date (provided that in the event that such ten-day period begins in one taxable year and ends in the subsequent taxable year for the Executive, payment shall be made in the subsequent taxable year on or prior to the end of the ten-day period), the Company shall pay to Executive, at such times as such compensation would have been payable but for such Executive’s death or disability, amounts equal in the aggregate to (i) the amount of annual salary payable to Executive from the Termination Date through December 31, 2014 plus (ii) any deferred bonuses earned by Executive but not paid by the Company as of the Termination Date, less any required deductions for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings, including benefit deductions.

(b)

In the event Executive timely makes an election under Sections 601 through 607 of Executive Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify to continue to receive health benefits coverage for Executive and his dependents under the same plan(s) or arrangement(s) under which Executive was covered immediately before his termination of employment, as such plan(s) or arrangement(s) provided by the Company or any of its subsidiaries thereafter may change or be amended from time to time, for until the earlier of (i) the later of (A) the date that is six (6) months after the Termination Date or (B) the expiration of the Term, or (ii) the date Executive becomes covered under any other group health plan or group disability plan (as the case may be) not maintained by the Company or any of its subsidiaries, the Company shall reimburse

Executive for all payments made by Executive for such COBRA benefits; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, the Company shall continue to reimburse Executive for COBRA payments with respect to such pre-existing condition until the earlier of (A) the date that such exclusion under such other group health plan lapses or expires or (B) the period described in clause (i) of this Section 6.4.3(b).

6.4.4 Definition of “Disabled”. For the purposes of this Agreement, the Executive shall be considered to be “Disabled” if the Executive is physically or mentally disabled (except due to substance or alcohol abuse) from the performance of a major portion of his duties for a continuous period of 120 days or greater, which determination shall be made in the reasonable exercise of the Company’s judgment, provided, however, if Executive’s disability is the result of a serious health condition as defined by the federal Family and Medical Leave Act (“FMLA”), Executive’s employment shall not be terminated due to such disability at any time during or after any period of FMLA-qualified leave except as permitted by FMLA. If there should be a dispute between the Company and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist designated by the Executive in his reasonable discretion.

6.5 No-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or its subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company or its subsidiaries at or subsequent to the Termination Date (“Other Benefits”), which Other Benefits shall be payable in accordance with such plan, policy, practice, program, contract or agreement, except as explicitly modified by this Agreement.

ARTICLE 7.

ARBITRATION

7.1 General. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement, shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 7 and the then applicable JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”). Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by JAMS. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in Orange County, California.

7.2 Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the arbitrator shall be selected in accordance the JAMS Rules.

7.3 Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph, the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the JAMS Rules and these procedures, the provisions of these procedures shall govern.

7.4 Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless Executive wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

7.5 Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 8

CODE SECTION 409A

8.1 General. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

8.2 Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

8.3 Reimbursements. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

8.4 Payment Date. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be determined by the Company.

ARTICLE 9

RESTRICTIVE COVENANTS

9.1 Agreement To Maintain Confidential Information. Executive shall hold in a fiduciary capacity, for the benefit of the Company and Parent, all Confidential Information (as defined below), which Executive may acquire, learn, obtain or develop, or which Executive has acquired, learned, obtained or developed, during Executive’s employment by the Company, Parent and/or their respective affiliates. Further, Executive will not, during the Term or at any time thereafter, directly or indirectly, use, communicate or divulge any Confidential Information, except as provided herein. Executive makes the same commitments with respect to the secret, confidential or proprietary information, or other information with respect to which the Company, Parent or any of their subsidiaries owes a duty of confidentiality. For purposes hereof, “Confidential Information” includes information of the Company, Parent and/or their respective affiliates relating to profits, results of operations, financial condition, projections, members, accounting methods, practices and procedures, personnel, customers and/or clients. Confidential Information will be considered and kept as the private, proprietary and confidential information of the Company, Parent and their respective affiliates except within the Company, Parent and their respective affiliates as required to perform services, and may not be divulged (A) without the express written authorization of the Company or Parent, as applicable, or (B) unless required by law or ordered by a court or in connection with governmental investigation or by any rules and regulations to which Investor is subject. The obligation of confidentiality described in this Agreement will not be deemed to restrict Executive from using or disclosing any of the Confidential Information that is or becomes publicly known or within the public domain without the breach of this Agreement by Executive. Notwithstanding the foregoing, competition by Executive following termination of his employment with the Company and Parent shall not be deemed to constitute breach of this provision.

9.2 Agreement Not to Solicit or Hire Employees. Executive agrees that, during the period commencing on the Effective Date and ending on the second (2nd) anniversary of the Termination Date of employment for any reason, the Executive will not, and will not assist any other individual, corporation, limited liability company, association, partnership, estate, trust or any other entity or organization to, hire, solicit or recruit the employment or services of (whether as an employee, officer or director) any individual who, at the time of such hiring, solicitation or recruitment or at any time during the six (6) months preceding the date thereof, was an executive employee or officer of the Company, Parent and/or any of their respective affiliates.

ARTICLE 10

MISCELLANEOUS

10.1 Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

10.2 Entire Agreement. This Agreement constitutes the total and complete agreement of the parties with respect to the subject matter herein, and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

10.3 Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

10.4 Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

10.5 Waiver or Delay. The failure or delay on the part of the Company, or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof, except as set forth in Section 6.4.2 hereof with respect to the time limitation on Executive’s right to terminate employment for Good Reason. A waiver, to be effective, must be in writing and signed by the party making the waiver, except as set forth in Section 6.4.2 hereof with respect to the time limitation on Executive’s right to terminate employment for Good Reason. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

10.6 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

10.7 No Assignment or Transfer by Executive. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive. Any purported assignment or transfer by Executive shall be void.

10.8 Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

10.9 Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of California.

10.10 Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express or overnight mail, postage prepaid, and shall be deemed given when so delivered personally or sent by facsimile transmission (with written confirmation received) or, if mailed, four (4) days after the date of mailing or the next day after overnight mail, and properly addressed to the party at the address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	General William Lyon William Lyon Homes, Inc. 4490 Von Karman Avenue Newport Beach, California 92660

Telephone : (949) 833-2421 Facsimile: (949) 252-2525

To the Company and Parent:	William Lyon Homes, Inc. 4490 Von Karman Avenue Newport Beach, California 92660 Attn: Maureen Singer, Corporate Human Resources Telephone: (949) 476-5440 Facsimile: (949) 252-2552

10.11 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

10.12 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

10.13 Counsel. Executive has been advised by the Company that he should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate.

10.14 Withholding of Compensation. Executive hereby agrees that the Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order and any benefit deductions.

10.15 Effect of Delay. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 6.2, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement; provided, however, that with respect to the right of Executive to terminate employment for Good Reason pursuant to Section 6.2, the Executive shall have waived such right if Executive fails to assert such right within the time period set forth in Section 6.4.2.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered and effective as of the date first written above.

“COMPANY”

WILLIAM LYON HOMES, INC.

By:	/s/ Matthew R. Zaist
Matthew R. Zaist
Executive Vice President

By:	/s/ Colin T. Severn
Colin T. Severn
Vice President and Chief Financial Officer

“PARENT”

WILLIAM LYON HOMES

By:	/s/ Matthew R. Zaist
Matthew R. Zaist
Executive Vice President

By:	/s/ Colin T. Severn
Colin T. Severn
Vice President and Chief Financial Officer

“EMPLOYEE”

/s/ General William Lyon
General William Lyon